Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2008, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of United States Lime & Minerals, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of United States Lime & Minerals, Inc. on Forms S-3 (File No. 333-49118, effective November 1, 2000), on Form S-3/A (File No. 333-49118, effective December 27, 2000) and on Forms S-8 (File No. 033-58311, effective April 18, 1995; File No. 333-90876, effective June 20, 2002; and File No. 333-101290, effective November 19, 2002).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 10, 2008